For Immediate Release
July 16, 2012

Contact:	Stacie Hicks, APR
Director of Marketing & Public Relations
Stacie.hicks@hometrustbanking.com
828-350-4145

C. Hunter Westbrook Joins HomeTrust Bank as Chief Banking Officer

Asheville, North Carolina   HomeTrust Bancshares, Inc. (NASDAQ: HTBI) President and Chief Operating Officer, Dana Stonestreet announced that Hunter Westbrook has joined HomeTrust Bank as Senior Vice President, Chief Banking Officer.  Westbrook will lead the Retail, Mortgage and Business Banking teams for the banking company.

Dana Stonestreet commented, “Hunter has an exceptional background in banking and a proven track record in successfully leading key line of business banking teams.  Our management team conducted an exhaustive search for the senior executive candidate with the industry knowledge and experience, that was also the right fit for our organization and are pleased to have Hunter on board in this strategic role.”

Westbrook has over twenty years of leadership experience within the financial services industry.  He began his career in banking with TCF Bank in Minneapolis and later joined TCF National Bank Illinois as SVP of Finance.  In 2004 he was promoted to Executive VP of Retail Banking for Illinois, Wisconsin and Indiana markets that included 250 Branches and $4 billion in deposits.  He also served as President and CEO of First Community Bancshares in Texas where he was responsible for repositioning the bank’s retail operating model as well as implemented retail and corporate lending product offering.  In his most recent role, Westbrook served as President and CEO of Second Federal Savings and Loan Association of Chicago where he significantly grew core operating revenue, net checking account balances, and repositioned the bank’s entire product line.
M O R E

"It is an exciting time to join the HomeTrust Bank team," said Mr. Westbrook. "HomeTrust Bank has a well-deserved reputation as a strong and trusted financial partner, focused on meeting the needs of its clients. The bank is well respected and well positioned for long term success, and I look forward to being part of that success," he said.

Westbrook received his undergraduate degree in Accounting from West Virginia University and an MBA, with a concentration in Finance, from the University of Minnesota.  Westbrook and his family are relocating to the greater Asheville area.

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Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.